Exhibit 5.1
[Weil, Gotshal & Manges LLP letterhead]
October 24, 2005
  Activant Solutions Inc.
  Triad Systems Corporation
  CCI/ARD, Inc.
  CCI/Triad Gem, Inc.
  Triad Data Corporation
  Triad Systems Financial Corporation
  Speedware Holdings, Inc.
  Speedware USA, Inc.
  Prelude Systems, Inc.
  Enterprise Computer Systems, Inc.
  Prophet 21, Inc.
  Prophet 21 Investment Corporation
  Prophet 21 Canada, Inc.
  Prophet 21 New Jersey, Inc.
  Distributor Information Systems Corporation
  Trade Service Systems, Inc.
  Stanpak Systems, Inc.
  SDI Merger Corporation
Ladies and Gentlemen:
     We have acted as counsel to Activant Solutions Inc., a Delaware corporation (the “Company”), Triad Systems Corporation, a Delaware corporation, CCI/ARD, Inc., a Delaware corporation, CCI/Triad Gem, Inc., a Texas corporation, Triad Data Corporation, a California corporation, Triad Systems Financial Corporation, a California corporation, Speedware Holdings, Inc., a Delaware corporation, Speedware USA, Inc., a New York corporation, Prelude Systems, Inc., a Texas corporation, Enterprise Computer Systems, Inc., a South Carolina corporation, Prophet 21, Inc., a Delaware corporation, Prophet 21 Investment Corporation, a Delaware corporation, Prophet 21 Canada, Inc., a Delaware corporation, Prophet 21 New Jersey, Inc. a New Jersey corporation, Distributor Information Systems Corporation, a Connecticut corporation, Trade Service Systems, Inc., a Pennsylvania corporation, Stanpak Systems,

October 24, 2005

Inc., a Massachusetts corporation, and SDI Merger Corporation, an Illinois corporation (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 relating to the Company’s $265,000,000 aggregate principal amount of floating rate senior notes due 2010 (the “New Notes”) that may be issued in exchange for a like aggregate principal amount of the Company’s issued and outstanding floating rate senior notes due 2010 (the “Old Notes”). The Company proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the “Exchange Offer”). The New Notes will be offered under an indenture, dated as of March 30, 2005, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (as supplemented, the “Indenture”). Each of the Guarantors will fully and unconditionally guarantee the New Notes pursuant to a Guarantee to be entered into by the Guarantors for the benefit of the Holders of the Notes (the “Guarantees”).
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, the form of the New Notes filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
     1. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject

October 24, 2005

to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest that may legally be contracted for, charged or collected.
     2. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the Guarantees of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest that may legally be contracted for, charged or collected.
     The opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.
Very truly yours,

Weil, Gotshal & Manges LLP